UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/17/2008

Entorian Technologies Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-50553

Delaware	56-2354935
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

8900 Shoal Creek Blvd.
Austin, TX 78757
(Address of principal executive offices, including zip code)

512 454 9531
(Registrant’s telephone number, including area code)

Staktek Holdings, Inc.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.    Costs Associated with Exit or Disposal Activities

On December 17, 2008, Entorian Technologies Inc. (Entorian or we) issued a press release announcing our plan to close manufacturing activities for our memory business during January 2009. We will continue to license our extensive stacking patent portfolio, but are transferring our memory and stacking customers and certain manufacturing assets to third parties. We are taking this action because it has become challenging to maintain a long-term profitable outlook for this part of our business. With our acquisition of Augmentix Corporation in July of this year, we are shifting our focus away from commodity component markets towards vertical computing segments that are typically more profitable.

Specifically, with respect to our stacking business, we are transferring manufacturing to our licensee, SMART Modular Technologies, Inc., in the first quarter of 2009. We currently plan to manufacture stacks through January 31, 2009, and are taking last-time orders until January 5, 2009. We will close our manufacturing facility located in Reynosa, Mexico in the first quarter of 2009.

With respect to our memory module business, we are transferring certain assets to TriCor Technologies, Inc., effective January 5, 2009. TriCor Technologies will provide memory module quotes and arrange for product delivery, as well as handle our warranty returns and provide failure analysis support.

In the third quarter of 2008, we impaired intangible assets in the amount of $10.8 million and equipment in the amount of $2.4 million in connection with our memory module business. In the fourth quarter of 2008 and the first quarter of 2009, we estimate that we will incur cash charges of approximately $2 million to $3 million over both quarters, as well as non-cash charges of $2 million to $5 million over both quarters. These charges include severance obligations, the disposition of equipment, property and inventory, and other related costs.

Item 7.01.    Regulation FD Disclosure

See Item 2.05, above.

Item 9.01.    Financial Statements and Exhibits

99.1.        Press Release issued December 17, 2008.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Entorian Technologies Inc.

Date: December 22, 2008	By:	/s/ Stephanie Lucie
Stephanie Lucie
SVP, General Counsel and Corporate Secretary

Exhibit Index

Exhibit No.	Description
EX-99.1	Press release issued December 17, 2008